UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers

On December 18, 2009, W. Nicholas Howley, our Chairman and Chief Executive Officer, Raymond Laubenthal, our President and Chief Operating Officer, and Gregory Rufus, our Executive Vice President, Chief Financial Officer and Secretary, entered into amendments to their option agreements under the TransDigm Group Incorporated 2006 Stock Incentive Plan, as amended (the “2006 Plan”). The form of option amendment has been sent to all optionholders, including all executive officers, receiving options prior to November 2009 (and the provisions of the amendments were incorporated into all grants made in November 2009 and will be incorporated into all grants made after the date hereof) and the Company anticipates that most optionholders will sign the amendments.

The original option agreements contain a provision that allows unvested options to become vested in the event of a change in control, so long as a certain internal rate of return is achieved and so long as the share price paid in the transaction is at least $52.50. In reviewing this provision in connection with the Company’s special dividend paid in October 2009, the Company realized that the price required for accelerated vesting in connection with a transaction increased throughout each fiscal year and then decreased precipitously on October 1. In light of the foregoing, the Compensation Committee approved on November 16, 2009 the amendment described herein. Under the form of amended option agreement, the return required for vesting on a change in control was revised so that the price required for accelerated vesting steadily increases. The form of amendment to the option agreements is set forth on Exhibit 10.1 attached hereto.

The above summary of the option agreement amendment is qualified in its entirety by reference to the form option amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits

(d) Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

10.1	Form of Amendment to Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/S/ GREGORY RUFUS
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: December 21, 2009

Exhibit Index

Exhibit No.	Description

10.1	Form of Amendment to Option Agreement